Exhibit 99.1

The First Bancshares, Inc. Announces the Acquisition of Iberville Bank and Gulf Coast Community Bank, and a Private Placement of Preferred Stock

HATTIESBURG, Miss.--(BUSINESS WIRE)--October 14, 2016--The First Bancshares, Inc. (NASDAQ: FBMS) (“First Bancshares” or “the Company”), holding company for The First, A National Banking Association, (“The First”) announced today the signing of a Stock Purchase Agreement with A. Wilbert’s Sons Lumber and Shingle Company (“A. Wilbert’s Sons”), parent company of Iberville Bank, Plaquemine, Louisiana, under which First Bancshares has agreed to acquire 100% of the common stock of Iberville Bank in an all-cash transaction. The Company also announced today the signing of an Agreement and Plan of Merger under which it has agreed to acquire Gulf Coast Community Bank (“GCCB”), Pensacola, Florida, in an all-stock transaction. In addition, the Company entered into Securities Purchase Agreements (“SPAs”) with a limited number of institutional and other accredited investors, including certain directors of the Company (collectively the “Purchasers”) to sell a total of 3,563,380 shares of mandatorily convertible non-cumulative, non-voting, perpetual Preferred Stock, Series E, $1.00 par value (the “Series E Preferred Stock”) at a price of $17.75 per share, for aggregate gross proceeds of $63.25 million.

Iberville Bank Transaction

Under the terms of the Stock Purchase Agreement, First Bancshares will pay A. Wilbert’s Sons a total of $31.1 million in cash. Approximately 8% of the purchase price payable to A. Wilbert’s Sons is being held in escrow as contingency for flood-related loan losses in the event losses occur due to recent flooding in Iberville Bank’s market area.

At June 30, 2016, Iberville Bank had approximately $258.5 million in assets, $140.8 million in net loans, $230.6 million in deposits and $26.2 million in stockholder’s equity. Iberville Bank serves the Baton Rouge, LA area through 10 locations operating in Addis, Baton Rouge, Denham Springs, Pierre Part, Plaquemine, Plattenville, Port Allen, Prairieville, Saint Gabriel and White Castle, Louisiana. The transaction will significantly increase the combined banks market share in the Baton Rouge area. Additional information is available on the Iberville Bank’s website: www.ibervillebank.com.

The Stock Purchase Agreement has been approved by the Board of Directors of First Bancshares and A. Wilbert’s Sons. Closing of the transaction, which is expected to occur late in the fourth quarter of 2016 or early in the first quarter of 2017, is subject to customary conditions, including regulatory approval and approval by the shareholders of A. Wilbert’s Sons.

First Bancshares currently estimates annual pre-tax expense reductions associated with the transaction will be approximately 40% of Iberville Bank’s annual non-interest expenses. Assuming the transaction is completed in the first quarter of 2017, the expense savings are estimated to be fully achieved by the end of 2017. The transaction is expected to be accretive in 2018, the first full year of combined operations. Estimated acquisition and conversion related costs are approximately $6.6 million on a pre-tax basis.

The transaction is expected to have an earnback period of approximately 4 years from the completion of the transaction. The internal rate of return for the transaction is projected to be greater than 25% which is well above First Bancshares’ estimated cost of capital.

Klein W. Kirby, President of A. Wilbert’s Sons, commented, “Iberville Bank has been a part of A. Wilbert’s Sons since 1931. We are proud of our 85 year bank history and are very pleased that Iberville Bank will continue to be operated as a community bank under the leadership of The First. Iberville Bank’s customers should see a seamless transaction and the same local leadership after the transaction is closed. The First is an outstanding banking organization and we look forward to an even better Iberville Bank going forward.”

Advisors

Keefe, Bruyette & Woods, Inc., with Christopher T. Mihok as lead investment banker, acted as financial advisor to First Bancshares, and Jones Walker LLP, with lead attorney Neal Wise, acted as its legal advisor. Sheshunoff & Co., with Curtis Carpenter as lead investment banker, acted as financial advisor to A. Wilbert’s Sons Lumber and Shingle Company, and Goodwin Procter, LLP, with lead attorney Andrew Goodman, acted as its legal advisor.

Gulf Coast Community Bank Transaction

Under the terms of the Agreement and Plan of Merger, GCCB will merge with and into The First. First Bancshares will issue GCCB’s shareholders shares of the First Bancshares’ common stock which, for purposes of the acquisition, will be valued through a 30-day average of First Bancshares’ Common Stock price as of five (5) business days prior to closing. The merger consideration is valued at $0.50 per share of GCCB common stock for a total of approximately $2.3 million.

As of June 30, 2016, GCCB had $133.4 million in total assets, $82.8 million in net loans, $115.7 million in deposits and $5.8 million in stockholders’ equity. GCCB serves the Pensacola, Florida metropolitan statistical area through five locations in Gulf Breeze, Pace and Pensacola, Florida. Information is available on GCCB’s website: www.mygulfbank.com.

The merger agreement has been approved by the Board of Directors of each company. Closing of the transaction, which is expected to occur late in the fourth quarter of 2016 or early in the first quarter of 2017, is subject to customary conditions, including regulatory approval and approval by the shareholders of GCCB.

First Bancshares currently estimates annual pre-tax expense reductions associated with the transaction will be approximately 46% of GCCB’s annual non-interest expenses. Assuming the transaction is completed in the first quarter of 2017, the expense savings are estimated to be fully achieved by the end of 2017. The transaction is expected to be accretive in 2018, the first full year of combined operations. Estimated acquisition and conversion related costs are approximately $3.3 million on a pre-tax basis.

The transaction is expected to have an earnback period of less than 3 years from the completion of the transaction. The internal rate of return for the transaction is projected to be greater than 25% which is well above First Bancshares’ estimated cost of capital.

Buzz Ritchie, President and Chief Executive Officer of GCCB, stated, "We are pleased to have the opportunity to join The First. We are convinced that they are fully committed to the values of community banking with an emphasis placed upon long term relationships. This is a strategic move for us as we will strengthen and expand our core products and services and will better serve existing and future customers. We believe this merger also provides strong value for our shareholders who have been committed and loyal to us over the years."

Advisors

Performance Trust Capital Partners, with Jonathan W. Briggs as lead investment banker, acted as financial advisor to First Bancshares, and Jones Walker LLP, with lead attorney Neal Wise, acted as its legal advisor. Monroe Financial Partners, Inc., with Paula S. Johannsen as lead investment banker, acted as financial advisor to Gulf Coast Community Bank, and Smith MacKinnon, PA, with lead attorney John P. Greeley, acted as its legal advisor.

Combined Company

Upon completion of all transactions, the combined Company will have approximately $1.6 billion in total assets, $1.4 billion in total deposits and $1.1 billion in total loans. The Company will have 48 locations in Mississippi, Louisiana, Alabama, and Florida.

Private Placement of Preferred Stock

First Bancshares also announced today the signing of SPAs for a private placement of Preferred Stock, Series E, $1.00 par value. The Company expects to raise gross proceeds of $63.25 million in new capital through the private placement of 3,563,380 shares of its Series E Preferred Stock at a price of $17.75 per share.

The preferred stock will automatically convert into shares of First Bancshares’ Common Stock at a ratio of one share of Common Stock for each share of Preferred Stock owned within three business days following the Company’s receipt of shareholder approval. It is currently anticipated that the shareholders’ meeting at which this approval is to be solicited will be scheduled for December 7, 2016.

The Company intends to use the net proceeds from this offering to finance a portion of the Iberville Bank Acquisition and related expenses, to support its capital ratios in connection with Iberville Bank and GCCB acquisitions and for general corporate purposes. If the Iberville Bank or GCCB acquisitions are not completed, the shares of Series E Preferred Stock will remain outstanding and proceeds will be used for general corporate purposes to support growth strategy, which may include organic growth, funding acquisition opportunities, de novo branching into new markets, redemption of our CDCI securities or other organic expansion of our business.

The Company engaged the investment banking firm of FIG Partners, LLC to act as its Senior Placement Agent, Stephens Inc. to act as its Junior Placement Agent, and Keefe Bruyette & Woods, Inc. as its Co-Placement Agent, all to assist with the offering. The law firm of Jones Walker LLP acted as legal counsel to First Bancshares and King, Holmes, Paterno & Soriano, LLP served as counsel to the Placement Agents.

M. Ray “Hoppy” Cole, President & Chief Executive Officer of First Bancshares and The First, commented, “We believe that the announcements today of two mergers and the capital raise are transformational in the history of our company and create tremendous value for our shareholders. We are thrilled to join forces with Iberville Bank and Gulf Coast Community Bank. Both institutions share a common set of core values with our company. They have distinguished themselves in their respective markets by being totally focused on serving their clients and communities, by delivering exemplary service and being good corporate citizens. Their respective cultures align perfectly with ours which focuses on safe, sound, profitable growth.

The combination of these institutions is a continuation of our strategic plan of creating a regional community bank in the Gulf South. The resulting company will offer additional products, services, locations and capacity which will allow us to better serve our existing clients and provide opportunities for growth in two very attractive markets, Pensacola, FL and Baton Rouge, LA. We are excited and honored that these institutions have agreed to partner with us to form a company that we believe will provide exceptional returns to our shareholders.”

About The First Bancshares, Inc.

The First Bancshares, Inc., headquartered in Hattiesburg, Mississippi, is the parent company of The First, A National Banking Association. Founded in 1996, the First has operations in Mississippi, Louisiana and Alabama. The Company’s stock is traded on NASDAQ Global Market under the symbol FBMS. Information is available on the Company’s website: www.thefirstbank.com.

Forward Looking Statement

This news release contains statements regarding the projected performance of The First Bancshares, Inc. and its subsidiary. These statements constitute forward-looking information within the meaning of the Private Securities Litigation Reform Act. Actual results may differ materially from the projections provided in this release since such projections involve significant known and unknown risks and uncertainties. Factors that might cause such differences include, but are not limited to: competitive pressures among financial institutions increasing significantly; economic conditions, either nationally or locally, in areas in which the Company conducts operations being less favorable than expected; and legislation or regulatory changes which adversely affect the ability of the combined Company to conduct business combinations or new operations. The Company disclaims any obligation to update such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments. Further information on The First Bancshares, Inc. is available in its filings with the Securities and Exchange Commission, available at the SEC’s website, http://www.sec.gov.

CONTACT:
The First Bancshares, Inc.
M. Ray “Hoppy” Cole, Jr., 601-268-8998
Chief Executive Officer
or
Dee Dee Lowery, 601-268-8998
Chief Financial Officer